UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ACURA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACURA PHARMACEUTICALS, INC.

616 N. North Court

Palatine, Illinois 60067

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 7, 2016

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2016

Acura Pharmaceuticals, Inc. (the "Company") has previously sent to its stockholders proxy materials in connection with the solicitation of proxies for use at the Company's 2016 Annual Meeting of Stockholders (the "Meeting") to be held on April 28, 2016, including the Company's Proxy Statement dated March 7, 2016 (the "Proxy Statement"), which contains important information about the matters to be acted upon at the Annual Meeting. Such matters include, among others, in Proposal 2, the approval of the Company's 2016 Stock Option Plan (the "2016 Plan") attached as Appendix A to the Proxy Statement.

In Proposal 2 of the Proxy Statement, the Company disclosed that the 2016 Plan has a limit of 60,000 shares subject to options that may be granted to an individual in any calendar year. This reflected the Board’s interpretation of the 2016 Plan. The language of the 2016 Plan stated that “the maximum number of shares subject to options that could be granted to any one person in any one year at fair market value on the date of grant shall not exceed 60,000.” This reflected the Company’s longstanding practice of issuing stock options having an exercise price at fair market value.

In order to clarify that there is a 60,000 share limit to a person per calendar year underlying all options available pursuant to the 2016 Plan, the Board approved the following amendment to Paragraph 3 of the 2016 Plan (double underlines show insertions).

3. Stock Authorized.

Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be Optioned and sold under the Plan is 600,000 shares of authorized, but unissued, or reacquired Common Stock. The maximum number of shares underlying Incentive Stock Options which may be Optioned under the Plan is 600,000. The maximum number of shares which may be subject to Options granted to any one person in any calendar year (including at fair market value on the date of grant) shall not exceed 60,000 shares (subject to adjustment under Section 11 hereof consistent with Section 162(m) of the Code). If the shares that would be issued or transferred pursuant to any Options are not issued or transferred and ceased to be issuable or transferable for any reason, the number of shares subject to such Option will no longer be charged against a limitation provided for herein and may again be subject to Options. Notwithstanding the proceeding sentence, with respect to any Option granted to any individual who is a “covered employee” within the meaning of Section 162(m) of the Code that is cancelled, the number of shares subject to such Option shall continue to count against the maximum number of shares which may be the subject of Options granted to such individual. For purposes of the preceding sentence if, after grant, the exercise price of an Option is reduced, such reduction shall be treated as a cancellation of such Option and the grant of a new Option, and both the cancellation of the Option and the new Option shall reduce the maximum number of shares for which Options may be granted to the holder of such Option in a calendar year.

The Company intends to present the Company's 2016 Plan, as amended as described above, to stockholders for approval at the Meeting.

The Company's Board of Directors recommends a vote "FOR" approval of the Company's 2016 Plan, as amended as described above.

If you have voted or hereafter vote your shares by proxy for the approval of the Company's 2016 Plan, such vote will constitute a vote for the approval of the Company's 2016 Plan, as amended as described above.

If you have voted your shares by proxy and wish to change your vote, you may revoke your proxy at any time before voting takes place at the Meeting. If you are a shareholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on April 27, 2016 (the latest telephone or Internet proxy is counted); or by attending the Meeting and voting in person. Attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you are a shareholder of record, you can call Broadridge at 1-877-830-4935 to request your control number or a duplicate proxy card. If you hold shares through a bank or brokerage firm, and have instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions or request a proxy from the bank or broker and bring it with you to vote at the Meeting. If you have any questions, please contact Peter A. Clemens, Secretary of the Company, at 847-705-7709.

This Supplement is first being released to stockholders on or about April 13, 2016. This Supplement to the Proxy Statement should be read together with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the

Board of Directors,

/s/ Peter A. Clemens

Peter A. Clemens, Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

This Supplement will be available at www.proxyvote.com on or about April 14, 2016, and our Proxy Statement and our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, are available at www.proxyvote.com.

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